Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Bleach Group, Inc. (which is expected to be filed with the Securities and Exchange Commission on or about February 13, 2013) of our reports dated August 21, 2012 relating to our audits of the financial statements of Bleach Pty Limited and Ksubi Pty Limited as of and for the year ended June 30, 2011 appearing in the Prospectus, which is part of this Registration Statement.

Our aforementioned audit reports relating to the financial statements referenced above include an emphasis paragraph as to (i) the restated results of Bleach Pty Limited to revise gains (losses) in foreign currency transactions and (ii) the restated results of Ksubi Pty Limited for the year ended June 30, 2011 for certain computation matters and its 2011 balance sheet as of July 1, 2010 for business combination matters.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

BDO	Chris Allen
East Coast Partnership	Sydney

February 13, 2013

BDO East Coast Partnership ABN 83 236 985 726 is a member of a national association of independent entities which are all members of BDO (Australia) Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO East Coast Partnership and BDO (Australia) Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation (other than for the acts or omissions of financial services licensees) in each State or Territory other than Tasmania.